Exhibit 10.1

SUNSTONE HOTEL INVESTORS, INC.

2004 LONG-TERM INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENT

This Stock Option Award Agreement (this “Agreement”) is made and entered into as of this 28th day of April, 2008 (the “Grant Date”), by and between Sunstone Hotel Investors, Inc., a Maryland corporation (the “Company”), and Robert A. Alter (the “Grantee”) pursuant to the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan (the “Plan”). Capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan.

1. Grant of Stock Option. The Company hereby grants to the Grantee pursuant to the Plan the right and option (an “Option”) to purchase, subject to the terms of this Agreement and the Plan and subject to the vesting provisions of Section 4, all or any part of the aggregate of 200,000 shares of the Company’s Common Stock (the “Shares”) at a purchase price per Share of $17.71 (the “Option Exercise Price”). This Option is intended to be a non-qualified stock option, and is not intended to qualify as an Incentive Stock Option. For the sake of clarity, this Option is granted pursuant to Section 2.10 of the Plan, and the Option Exercise Price is the average closing price per Share for the 20 trading days commencing on April 1, 2008 and ending on the Grant Date.

2. Term of Option. This Option shall expire on April 27, 2018 (the “Expiration Date”) and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 4 of this Agreement.

3. Vesting. Except as otherwise provided herein, this Option shall vest on April 28, 2009 and shall be exercisable only to the extent that it has vested. This Option shall cease to vest upon Grantee’s Termination of Employment, and may be exercised after Grantee’s date of termination only as set forth below.

4. Termination of Employment.

4.1 Termination of Employment for Any Reason Other than Dismissal for Cause or Termination without Good Reason. Upon Grantee’s Termination of Employment for any reason (other than dismissal by the Company for Cause or by Grantee without Good Reason), this Option, to the extent vested on the date of employment termination, shall remain exercisable until the Expiration Date. For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to them under the employment agreement between the Grantee and the Company, effective as of the closing of the Company’s initial public offering and as amended effective March 19, 2007.

4.2 Termination for Cause or without Good Reason. Upon Grantee’s Termination of Employment by the Company for Cause or by the Grantee without Good Reason, this Option will expire and terminate on the date of such termination.

5. Manner of Exercise.

5.1 Stock Option Exercise Agreement. To exercise this Option, Grantee (or in the case of exercise after Grantee’s death, Grantee’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be required by the Company from time to time (the “Exercise Agreement”), which shall set forth, inter alia, Grantee’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Grantee’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Grantee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

5.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Committee, with all applicable federal and state securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than 1,000 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

5.3 Payment. The Exercise Agreement shall be accompanied by full payment for the Shares being purchased (the “Exercise Price”) in accordance with Section 2.5(c) of the Plan.

5.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, Grantee must pay, or otherwise provide for to the satisfaction of the Company, any applicable federal or state withholding obligations of the Company. If the Committee permits, Grantee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value (determined as of the date of exercise) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares issuable upon exercise of this Option.

5.5 Issuance of Shares. As promptly as is practicable after the receipt of the Exercise Agreement, in form and substance satisfactory to counsel for the Company, payment of the Exercise Price and satisfaction of applicable withholding requirements, the Company shall issue the Shares registered in the name of Grantee, Grantee’s authorized assignee, or Grantee’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto. The

Company may postpone such delivery until it receives satisfactory proof that the issuance of such Shares will not violate any of the provisions of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, any rules or regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, or the requirements of applicable state law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. Grantee understands that the Company is under no obligation to register or qualify the Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

6. Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Grantee only by Grantee. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Grantee.

7. Change in Control. Upon a Change in Control, this Option will be treated in accordance with Section 3.7 of the Plan.

8. Privileges of Stock Ownership. Grantee shall not have any of the rights of a stockholder of the Company with respect to any Shares until the Shares are issued to Grantee and no adjustment shall be made for cash distributions in respect of such Shares for which the record date is prior to the date upon which such Grantee or permitted transferee shall become the holder of record thereof.

9. Entire Agreement. The Plan is incorporated herein by reference. This Agreement, the Plan, the Exercise Agreement and such other documents as may be executed in connection with the exercise of this Option constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

10. Amendment. The Committee may amend the Plan and this Agreement in any respect whatsoever, provided that any such amendment that materially impairs any rights or materially increases any obligations of the Grantee under this Agreement shall be made only with the consent of the Grantee.

11. No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Grantee any right to continue in the employ of, or other relationship with, the Company or any Related Entity, or limit in any way the right of the Company or any Related Entity to terminate Grantee’s employment or other relationship at any time, with or without cause.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address indicated below or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Choice of Forum. THE COMPANY AND THE GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF LOS ANGELES OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AGREEMENT THAT IS NOT OTHERWISE RESOLVED ACCORDING TO THIS AGREEMENT.

15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THAT BODY OF LAW PERTAINING TO CHOICE OF LAW OR CONFLICT OF LAW.

16. Headings. The headings in this Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted above.

SUNSTONE HOTEL INVESTORS, INC.

By:	/s/ Kenneth E. Cruse
Name:	Kenneth E. Cruse
Title:	Chief Financial Officer

By:	/s/ Robert A. Alter
Name:	Robert A. Alter
Title:	Executive Chairman

Exhibit A

SUNSTONE HOTEL INVESTORS, INC.

2004 LONG-TERM INCENTIVE PLAN

STOCK OPTION EXERCISE AGREEMENT

I hereby elect to purchase the number of shares of Common Stock (“Shares”) of Sunstone Hotel Investors, Inc. (the “Company”) as set forth below:

Grantee:	Robert A. Alter	Number of Shares Purchased:

Social Security Number:		Purchase Price per Share:

Address:		Aggregate Purchase Price:

		Date of Option Award Agreement:	April 28, 2008

Type of Option: Nonqualified Stock Option		Exact Name of Title to Shares:

Delivery of Purchase Price. Grantee hereby delivers to the Company the Exercise Price, to the extent permitted in the Stock Option Award Agreement as follows (check as applicable and complete):

[ ]	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company;

[ ]	by delivery of fully-paid, nonassessable and vested Shares (a) owned by Grantee for at least six (6) months prior to the date hereof (and which have been paid for within the meaning of SEC Rule 144) or obtained by Grantee in the open public market and (b) owned free and clear of all liens, claims, encumbrances or security interests, valued at the Fair Market Value of $ per share;

[ ]	through a “same-day-sale” commitment, delivered herewith, from Grantee and the NYSE Dealer named therein, in the amount of $ ; or

[ ]	through a “margin” commitment, delivered herewith from Grantee and the NYSE Dealer named therein, in the amount of $ .

Payment of Withholding Tax. Grantee hereby delivers to the Company the amount necessary to satisfy any withholding tax obligations of the Company, to the extent permitted in the Stock Option Award Agreement as follows (check as applicable and complete):

[ ]	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company; or

[ ]	by the Company retaining Shares deliverable pursuant to the exercise of this Agreement with a Fair Market Value equal to the amount of such withholding tax obligation.

Date:
Signature of Grantee